As filed with the Securities and Exchange Commission on December 23, 2010

Registration No. 333-87969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CLARIENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2649072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

31 Columbia

Aliso Viejo, California 92656

(949) 425-5700

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Ronald A. Andrews

Chief Executive Officer

31 Columbia

Aliso Viejo, California 92656

(949) 425-5700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

W. Alex Voxman

R. Scott Shean

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐		Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On September 28, 1999, Clarient, Inc. (formerly known as Chromavision Medical Systems, Inc.) (the “Company”) filed a Registration Statement on Form S-3 (Registration No. 333-87969) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which Registration Statement was subsequently declared effective by the SEC. The Registration Statement registered the offer and sale of up to 1,775,000 shares of common stock, par value $0.01 per share, of the Company (the “Securities”).

On December 22, 2010, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 22, 2010, as amended December 3, 2010, by and among the Company, General Electric Company, a New York corporation (“General Electric”), and Crane Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of General Electric, the Company became an indirect wholly-owned subsidiary of General Electric.

In connection with the transactions contemplated by the Merger Agreement, the Company is terminating all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all Securities that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, in the State of California, on the 23rd day of December, 2010.

CLARIENT, INC.

By:	/s/ Ronald A. Andrews
Ronald A. Andrews
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons on December 23, 2010 in the capacities indicated.

Signature	Capacity

/s/ Ronald A. Andrews Ronald A. Andrews	Chief Executive Officer (principal executive officer)

/s/ Michael R. Rodriguez Michael R. Rodriguez	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ David A. Haugen David A. Haugen	Director

/s/ William F. Lacey William F. Lacey	Director

/s/ Jeffrey S. Thomas Jeffrey S. Thomas	Director